EXHIBIT 99.1

Shea Development Corp.

Pro Forma Condensed Consolidated Statements of Operations

	Three Months ended September 30, 2007
	Shea Development Corp.	Riptide Software, Inc. (1)	Bravera, Inc. (2)	Pro Forma Acquisition and Financing Adjustments		Pro Forma Combined
Revenue
Professional services fees	$—	$3,385,145	$450,234	$—		$3,835,379
Customer support contract services fees	—	—	41,732	—		41,732
Hardware sales	16,045	—		—		16,045
Total Revenue	16,045	3,385,145	491,966	—		3,893,156

Cost of revenue
Professional and customer support services cost	—	2,455,501	372,963	—		2,828,464
Hardware cost of sales	4,332	—	—	—		4,332
Total cost of revenue	4,332	2,455,501	372,963	—		2,832,796
Gross profit margin	11,713	929,644	119,004	—		1,060,360

Operating Expenses
Selling , general and administrative expenses	2,177,241	573,453	694,146	—		3,444,841
Product development expense	538,974	—	55,320	—		594,293
Depreciation and amortization	16,509	31,458	13,556	—		61,524
Impairment of charge	—		4,200,724	—		4,200,724
Amortization of intangible assets	242,483	152,778	—	30,556	(3)	425,817
Total operating expenses	2,975,207	757,689	4,963,746	30,556		8,727,199
Operating income (loss)	(2,963,494)	171,954	(4,844,743)	(30,556)		(7,666,838)
Interest income	3,460	671	—	—		4,131
Interest expense	(445,274)	(191,982)	(22,631)	(118,092	)(4)	(777,979)
Loss from continuing operations before taxes	(3,405,308)	(19,357)	(4,867,374)	(148,648)		(8,440,686)
Provision for income taxes	—	—	—	—		—
Loss from continuing operations after taxes	(3,405,308)	(19,357)	(4,867,374)	(148,648)		(8,440,686)
Loss from continuing operations attributable to common shareholders	(3,369,621)	(19,357)	(4,867,374)	(130,311)		(8,330,662)
Net income (loss) from discontinued operations, net of income taxes	(80,669)	—	—	—		(80,669)
Gain (loss) from discontinued operations, net of income	662,294	—	—	—		662,294
Net Income (loss)	(2,823,683)	(19,357)	(4,867,374)	(148,648)		(7,859,062)
Less preferred stock dividends	(56,000)	—	—	—		(56,000)
Net income (loss) applicable to common stockholders’	$(2,879,683)	$(19,357)	$(4,867,374)	$(148,648)		$(7,915,062)

Basic and diluted earning (loss) per share:
Loss from continuing operations attributable to common shareholders	$(0.07)	$(0.00)	$(0.09)	$(0.00)		$(0.16)
Earnings (loss) from discontinued operations, net of income taxes	$0.02	$—	$—	$—		$0.01
Net income (loss) applicable to common stockholders’	$(0.05)	$(0.00)	$(0.09)	$(0.00)		$(0.15)

Weighted average shares outstanding	51,320,308	51,320,308	51,320,308	51,320,308		51,320,308

(1)	Represents the income statement of Riptide Software, Inc. for the three months ended September 30, 2007. Certain accounts have been reclassified to conform to our presentation.
(2)	Represents the income statement of Bravera, Inc. for the three months ended September 30, 2007. Certain accounts have been reclassified to conform to our presentation.
(3)	July 1, 2007 - July 16, 2007 amortization of Riptide Software, Inc. intangible assets.
(4)

July 1, 2007 - July 16, 2007 estimated interest associated with the Senior Notes, including the amortization of the Senior Notes discount and the $5 million subordinated convertible note payable due to Riptide Software, Inc. shareholders and the accretion of fair value of prepaid dividend and warrants issued with Series B stock.

Shea Development Corp.

Pro Forma Condensed Consolidated Statements of Operations

	Nine Months ended September 30, 2007
	Shea Development Corp.	Riptide Software, Inc. (1)	Bravera, Inc. (2)	Pro Forma Acquisition and Financing Adjustments		Pro Forma Combined
Revenue
Professional services fees	$—	$10,195,269	$1,465,417	$—		$11,660,686
Customer support contract services fees	—	—	343,395	—		343,395
Hardware sales	14,745	—	—	—		14,745
Total Revenue	14,745	10,195,269	1,808,813	—		12,018,827

Cost of revenue
Professional and customer support services cost	—	7,089,506	1,508,935	—		8,598,441
Hardware cost of sales	6,332	—	—	—		6,332
Total cost of revenue	6,332	7,089,506	1,508,935	—		8,604,773
Gross profit margin	8,413	3,105,763	299,877	—		3,414,053

Operating Expenses
Selling , general and administrative expenses	5,125,706	1,416,293	1,505,374	—		8,047,373
Product development expense	2,136,542	—	77,139	—		2,213,682
Depreciation and amortization	27,713	80,984	46,268	—		154,965
Impairment of charge	—	—	4,200,724	—		4,200,724
Amortization of intangible assets	727,867	152,778	—	397,222	(3)	1,277,867
Total operating expenses	8,017,828	1,650,055	5,829,505	397,222		15,894,611
Operating income (loss)	(8,009,415)	1,455,708	(5,529,628)	(397,222)		(12,480,558)
Interest income	4,258	4,058	—	—		8,316
Interest expense	(502,430)	(191,982)	(41,720)	(1,596,639	)(4)	(2,332,771)
Loss from continuing operations before taxes	(8,507,587)	1,267,783	(5,571,348)	(1,993,861)		(14,805,013)
Provision for income taxes	—	—	—	—		—
Loss from continuing operations after taxes	(8,507,587)	1,267,783	(5,571,348)	(1,993,861)		(14,805,013)
Net income (loss) from discontinued operations, net of income taxes	(343,121)	—	—	—		(343,121)
Gain (loss) from discontinued operations, net of income	662,294	—	—	—		662,294
Net Income (loss)	(8,188,414)	(1,267,783)	(5,571,348)	(1,993,861)		(14,485,840)
Less preferred stock dividends	(129,797)	—	—	—		(129,797)
Net income (loss) applicable to common stockholders’	$(8,318,211)	$1,267,783	$(5,571,348)	$(1,993,861)		$(14,615,637)

Basic and diluted earning (loss) per share:
Loss from continuing operations attributable to common shareholders	$(0.27)	$0.04	$(0.17)	$(0.05)		$(0.46)
Earnings (loss) from discontinued operations, net of income taxes	$0.01	$—	$—	$—		$0.01
Net income (loss) applicable to common stockholders’	$(0.26)	$0.04	$(0.17)	$(0.05)		$(0.45)

Weighted average shares outstanding	32,241,669	32,241,669	32,241,669	32,241,669		32,241,669

(1)	Represents the income statement of Riptide Software, Inc. for the nine months ended September 30, 2007. Certain accounts have been reclassified to conform to our presentation.
(2)	Represents the income statement of Bravera, Inc. for the nine months ended September 30, 2007. Certain accounts have been reclassified to conform to our presentation.
(3)	January 1, 2007 - July 16, 2007 amortization of Riptide Software, Inc. intangible assets. assuming an average five year life.
(4)

January 1, 2007 - July 16, 2007 estimated interest associated with the Senior Notes, including the amorization of the Senior Notes discount and the $5 million subordinated convertible note payable due to Riptide Software, Inc. shareholders and the accretion of fair value of prepaid dividend and warrants issued with Series B stock.